Exhibit 21



                              LIST OF SUBSIDIARIES
                          RENT-A-WRECK OF AMERICA, INC.




                                                     State or Other
Subsidiary Name and                                  Jurisdiction of
Name Under Which Business is Done                     Organization
---------------------------------                    ---------------

1.   RENT A WRECK ONE WAY, INC.                      Maryland
2.   BUNDY AMERICAN CORPORATION                      Maryland
3.   RENT A WRECK LEASING, INC.                      Maryland
4.   U R M CORPORATION                               California
5.   RENT-A-WRECK/URM, INC.                          Maryland
6.   CONSOLIDATED AMERICAN RENTAL INSURANCE          Bermuda
       COMPANY, LTD